Exhibit 8.1
Barack Ferrazzano Kirschbaum & Nagelberg llp
200 WEST MADISON STREET, SUITE 3900
CHICAGO, ILLINOIS 60606
Telephone (312) 984-3100
Facsimile (312) 984-3150
September 29, 2009
First Industrial Realty Trust, Inc.
311 S. Wacker Drive
Suite 4000
Chicago, Illinois 60606
          Re: First Industrial Realty Trust, Inc.
Ladies and Gentlemen:
     We have acted as tax counsel to First Industrial Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with the issuance and sale by the Company of 12,500,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) as contemplated by the registration statement on Form S-3 (Registration No. 333-157771), including the related base prospectus, filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”) by the Company and First Industrial, L.P., a Delaware limited partnership whose sole general partner is the Company (the “Operating Partnership”), on March 6, 2009, which registration statement was declared effective by the SEC on September 18, 2009, and the prospectus supplement specifically relating to the Common Stock (collectively, the “Registration Statement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Registration Statement.
     You have requested our opinion regarding certain U.S. federal income tax considerations relating to the Company’s qualification as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). In rendering this opinion, we have examined and relied upon the descriptions of the Company, the Operating Partnership, their subsidiaries, and their respective investments, as well as their respective proposed investments, activities, operations, and governance, as set forth or incorporated in the Registration Statement. We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of such documents, agreements, and information as we have deemed necessary for purposes of rendering the opinion contained herein. For purposes of such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the legal capacity of natural persons executing such documents, and the genuineness of all signatures on originals or copies.
     The opinion set forth herein is premised on certain factual representations made by the Company, the Operating Partnership, and their subsidiaries through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”) and is also premised on an

Barack Ferrazzano Kirschbaum & Nagelberg llp
First Industrial Realty Trust, Inc.
September 29, 2009

assumption that if the Company ultimately were found not to have satisfied the REIT gross income requirements for any of the taxable years between 2000 and 2003 as a result of certain development agreements entered into by the Company during those years, such failure was due to reasonable cause and not due to willful neglect. Although we have made such inquiries as we have deemed necessary for purposes of rendering this opinion, we have not made an independent investigation of all of the facts set forth in the aforementioned documents, including, without limitation, the Registration Statement and the Officer’s Certificate. We have consequently relied upon your representations that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to this opinion. We are not aware, however, of any facts inconsistent with the statements and representations in the Officer’s Certificate.
     Our opinion is based upon the current provisions of the Code, Treasury regulations promulgated thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof. All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as changes in the facts as they have been represented to us or assumed by us, could affect our opinion. Our opinion is rendered only as of the date hereof and we undertake no responsibility to update this opinion after this date. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.
     Based on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:
     1. Commencing with the Company’s initial taxable year ended December 31, 1994, the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code, and the Company’s current and proposed method of operation (as represented by the Company in the Officer’s Certificate) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and
     2. The discussion in the Registration Statement under the heading “Certain U.S. federal income tax considerations,” to the extent that it constitutes statements of law, descriptions of statutes, rules or regulations, or summaries of legal conclusions, has been reviewed by us and is correct in all material respects.
     The Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet, on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership. Barack Ferrazzano

Barack Ferrazzano Kirschbaum & Nagelberg llp
First Industrial Realty Trust, Inc.
September 29, 2009

Kirschbaum & Nagelberg LLP undertakes no responsibility to, and will not, review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the requirements under the Code for qualification and taxation of the Company as a REIT.
     Other than as expressly stated above, we express no opinion on any issue relating to the Company, the Operating Partnership, or any of their subsidiaries or any investment therein.
     This opinion is being delivered to you solely for use in connection with the Registration Statement as of the date hereof. This opinion is solely for the benefit of the above-named addressee and may not be relied upon by any other person in any manner whatsoever without our prior written permission. Notwithstanding the foregoing, we hereby consent to the reference to our firm in the Registration Statement under the captions “Certain U.S. federal income tax considerations” and “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. Our consent to such reference does not constitute a consent under Section 7 of the Act as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP